Exhibit 99.1

CONDITIONAL IRREVOCABLE PROXY

The undersigned member (the “Member”) of NuStar GP Holdings, LLC (f/k/a Valero GP Holdings, LLC), a Delaware limited liability company (the “Company”), hereby authorizes each of the president, chief financial officer and corporate secretary of the Company (the “Authorized Officers”), with full power of substitution and resubstitution, to act, solely at the direction of the board of directors of the Company (the “Board”), on behalf of such Member as proxy and attorney-in-fact with respect to all outstanding units of ownership interests in the Company (other than preferred equity interests) now or hereafter owned beneficially or of record by such Member (collectively, the “Units”), such proxy and appointment as attorney-in-fact to become effective immediately upon William E. Greehey (“Greehey”) ceasing to be the sole manager of the Member or otherwise ceasing to have the power to direct the management and policies of the Member, including with respect to the voting and disposition of the Units or ceasing to control (directly or indirectly) the voting or disposition of the Units.  The Member agrees to provide prompt written notice to the corporate secretary of the Company at its principal business address in the event Greehey ceases to be the sole manager of the Member or otherwise ceases to have the power to direct the management and policies of the Member, including with respect to the voting and disposition of the Units or ceases to control (directly or indirectly) the voting or disposition of the Units.  The Authorized Officers shall have no discretion to act other than in accordance with the direction of the Board.

The persons appointed as the Authorized Officers, and any successor to each such office, is empowered, and may exercise the proxy and appointment as attorney-in-fact granted herein, (i) to vote the Units at any time while this Conditional Irrevocable Proxy is in effect on all matters at any meeting of the members of the Company, however called, (ii) to act by written consent and (iii) to call special meetings of members.  Upon execution of this Conditional Irrevocable Proxy, all prior proxies and powers of attorney given by the Member with respect to any of the Units are hereby revoked.

The proxy and appointment as attorney-in-fact given herein are irrevocable and are coupled with an interest sufficient in law to support an irrevocable power and, except as expressly provided herein, shall not be terminated by any act of the Member, dissolution, termination of existence or bankruptcy of the Member or by the occurrence of any event or events.  This Conditional Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of Delaware and, to the fullest extent permitted by law, any interpretation or construction of any provisions of this Conditional Irrevocable Proxy shall be determined by the board of directors of the Company, which determination will be final. This Conditional Irrevocable Proxy shall terminate on the earlier to occur of (i) the Member ceasing to own any Units and (ii) the tenth anniversary of the date hereof.  Each provision of this Conditional Irrevocable Proxy is separable from every other provision of this Conditional Irrevocable Proxy.

Dated:  October 30, 2015

WLG Holdings, LLC, a Texas limited liability company

By:	/s/ William E. Greehey
Name:	William E. Greehey
Title:	Sole Manager and President